Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports Second Quarter 2012 Financial Results

Second Quarter 2012 Highlights:

•	Milestone revenue of $10.0 million related to the acceptance of the submission of a Marketing Authorization Application by the European Medicines Agency for alogliptin in May 2012.

•	Royalty revenue of $3.1 million, an increase of $0.4 million (16.3%) from first quarter 2012.

•	Cash and cash equivalents balance of $26.5 million as of June 30, 2012.

MORRISVILLE, N.C. (August 2, 2012) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today reported its financial and operating results for the quarter ended June 30, 2012. Furiex was spun off from Pharmaceutical Product Development, Inc. (PPD) as a separate public company effective June 14, 2010. Furiex continues the compound partnering business started by PPD in 1998.

Furiex recorded second quarter milestone revenue of $10.0 million. On May 23, 2012, Takeda Global Research & Development Centre (Europe) Ltd. received confirmation on the acceptance of the submission of a Marketing Authorization Application from the European Medicines Agency for alogliptin, a selective dipeptidyl peptidase IV inhibitor for the treatment of type 2 diabetes.

Furiex recorded second quarter royalty revenue of $3.1 million, compared to $0.9 million for the same period in the prior year. Royalty revenue included royalties related to Nesina® and Liovel® sales in Japan, and Priligy® sales in various countries outside of the United States.

Research and development expenses were $30.8 million for the quarter ended June 30, 2012, compared to $13.2 million for the same period in the prior year. The increase of $17.5 million in research and development expenses was a result of the increase in Phase III clinical trial costs associated with the continued development of MuDelta, a $1.0 million development milestone payment to Ranbaxy Laboratories, Ltd. in connection with the completion of the Phase II clinical study for PPD-10558, and a $5.0 million regulatory milestone payment due to Janssen Pharmaceutica, N.V. related to the dosing of the fifth patient in the on-going Phase III clinical trials for MuDelta, partially offset by decreases in spending for the discontinued PPD-10558 program and completion of the Phase II clinical trial work related to MuDelta and JNJ-Q2.

Second quarter selling, general and administrative expenses were $2.8 million for 2012, compared to $2.5 million for the second quarter of 2011. The increase in selling, general and administrative expenses of $0.3 million was primarily due to increases in consulting and legal expenses.

Net loss was $20.8 million for the second quarter of 2012, compared to $14.9 million for the second quarter of 2011. The increase in net loss of $5.9 million during the second quarter of 2012, as compared to the second quarter of 2011, relates primarily to the changes in revenue and expenses previously described.

Net loss per share for the second quarter of 2012 was $2.09, compared to $1.51 for the second quarter of 2011.

“The Furiex team is committed to progressing the development of MuDelta for diarrhea predominant irritable bowel syndrome with skill and speed,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex.

Fred Eshelman, Pharm.D., chairman of Furiex, added, “We remain excited about the potential of our development pipeline, as well as our marketed product portfolio, which continues to demonstrate increasing value for our shareholders.”

Furiex will conduct a live conference call and webcast Friday, August 3, 2012, at 9:00 a.m. ET to discuss its second quarter 2012 results and financial outlook for 2012 as well as provide an overview of its business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1.877.677.9122 (U.S./Canada)
+1.708.290.1401 (International)

Conference ID:	97824033

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and two products on the market. The company’s mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continuing losses and our potential need for additional financing; the risk of finding collaborators for our late-stage product candidates; progress of product candidates in clinical trials and regulatory approvals as it relates to receiving future milestone payments; inability of our existing collaborators to effectively market approved products for which we receive royalty and sales milestone payments; the risks and expense of continuing the research and development activities of our existing candidates; changes in the safety and efficacy profile of our existing candidates as they progress through research and development; potential U.S. Food and Drug Administration changes to its regulatory guidance; new collaborative agreements that we might enter into in the future; the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Revenue:
Milestones	$—	$10,000	$—	$10,000
Royalties	872	3,075	1,233	5,720

Total revenue	872	13,075	1,233	15,720

Research and development expenses	13,222	30,753	26,099	40,121
Selling, general and administrative expenses	2,503	2,790	4,324	5,523
Depreciation and amortization	23	21	45	42

Total operating expenses	15,748	33,564	30,468	45,686

Operating loss	(14,876)	(20,489)	(29,235)	(29,966)
Interest expense	—	274	—	549
Other income, net	—	—	—	—

Loss before provision for income taxes	(14,876)	(20,763)	(29,235)	(30,515)
Provision for income taxes	6	6	12	12

Net loss	$(14,882)	$(20,769)	$(29,247)	$(30,527)

Net loss per basic and diluted share	$(1.51)	$(2.09)	$(2.96)	$(3.07)

Weighted-average shares used to compute net loss per basic and diluted share:	9,881	9,957	9,881	9,953

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2011	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$33,628	$26,521
Short-term investments	10,000	—
Accounts receivable, net	1,985	3,075
Prepaid expenses	214	108

Total current assets	45,827	29,704
Property and equipment, net	181	149
Goodwill	49,116	49,116

Total assets	$95,124	$78,969

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$147	$415
Accrued expenses	10,422	20,946
Current portion of long-term debt	1,351	2,973

Total current liabilities	11,920	24,334
Long-term debt, net	8,649	7,027
Other long-term liabilities	232	274

Total liabilities	20,801	31,635

Common stock, $0.001 par value, 40,000,000 shares authorized; 9,949,422 and 10,015,297 shares issued and outstanding	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; No shares issued or outstanding	—	—
Paid-in capital	158,438	161,976
Accumulated deficit	(84,125)	(114,652)

Total shareholders’ equity	74,323	47,334

Total liabilities and shareholders’ equity	$95,124	$78,969